Cohen McCurdy
Certified Public Accountants

Cohen McCurdy, Ltd.
800 Westpoint Pkwy., Suite 1100
Westlake, OH 44145-1524

www.cohenmccurdy.com

440.835.8500
440.835.1093 *fax*

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 23, 2006 on the financial statements of the Illington OPTI-*flex* Fund, a series of the Illington Funds, dated as of December 31, 2005 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Illington Funds.

Cohen McCurdy

Cohen McCurdy, Ltd.
Westlake, Ohio
April 28, 2006